UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/06/2006

UNIVERSAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50284

Delaware	80-0025175
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

600 East Altamonte Drive, Unit 1050
Altamonte Springs, Florida 32701
(Address of principal executive offices, including zip code)

(800) 975-2076
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 6, 2006, the registrant (the "Company") entered into an employment agreement with Kevin Tattersall whereby Mr. Tattersall will serve as the Chief Exploration Officer of the Company. The term ("Term") of employment is from October 6, 2006 through October 6, 2008. The Term may be extended beyond October 6, 2008, upon the mutual agreement of the parties and may be terminated prior to October 6, 2008, upon the occurrence of certain conditions. Mr. Tattersall will be paid an annual salary of $60,000. He will also receive 325,000 common shares of the Company which will vest monthly over 24 months.

Mr. Tattersall is currently the president and chief executive officer of Angels Exploration Fund Inc., a drilling investment fund that has been successful in financing numerous tax deductible drilling programs for natural gas exploration in Northern Alberta. Mr. Tattersall was VP Operations for Maverick Resources Inc., a private Oil and Gas exploration company based in Calgary Alberta from 2000 to 2005. Mr. Tattersall consults in the field as an independent drilling and completions consultant applying the latest drilling and completion techniques used in the oil & gas fields of Alberta and northeastern British Columbia. Mr. Tattersall is certified in basic reservoir engineering through OGCI Tulsa Oklahoma as well as being certified in oil & gas drill site supervision and well completions through the Petroleum Institute of Calgary Alberta. Mr. Tattersall also has extensive experience applying magnetic and induced polarization field surveys along with intensive soil geochemistry sampling programs.

Item 9.01.    Financial Statements and Exhibits

The following exhibit is filed as part of this current report.

Exhibit 10.1 Employment Agreement, dated as of October 6, 2006, by and between Universal Energy Corp. and Kevin Tattersall

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL ENERGY CORP.

Date: October 12, 2006	By:	/s/ Dyron M. Watford
Dyron M. Watford
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement, dated as of October 6, 2006, by and between Universal Energy Corp. and Kevin Tattersall